Exhibit 99.1

70 E. Long Lake Rd. Bloomfield Hills, MI 48304 www.agreerealty.com FOR IMMEDIATE RELEASE

Agree Realty Names Peter Coughenour Chief Financial Officer

Stephen Breslin Joins Company as Deputy Chief Accounting Officer

Bloomfield Hills, MI, December 7, 2021 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) announced that effective immediately, Peter Coughenour has been named its Chief Financial Officer and Secretary. Mr. Coughenour has been with the Company in various finance roles since 2015 and most recently served as Interim Chief Financial Officer of the Company.

“After a thoughtful and deliberate process, I am extremely pleased to announce that Peter has been given the permanent responsibility of Chief Financial Officer,” said Joey Agree, President and Chief Executive Officer. “Peter has played an integral role in our finance team since he first joined our Company, and his promotion is well-deserved. Peter exemplifies the core values of Agree Realty. His work over the past several months, including executing on our inaugural preferred equity offering, overseeing our third quarter’s earnings, leading our enhanced ESG initiatives as well as managing the implementation of numerous systems improvements reinforced his critical role within our growing organization.”

Additionally, the Company is pleased to announce that Stephen Breslin has joined the Company as Deputy Chief Accounting Officer. Mr. Breslin joined the Company from Kite Realty (NYSE: KRG), where he most recently served as Vice President, Corporate Controller. Prior to his tenure at Kite, Mr. Breslin spent over seven years at KPMG in numerous positions.

Mr. Agree commented that “We are excited to welcome Stephen to Agree Realty. His years of experience in both REIT corporate and public accounting will be a tremendous addition to our accounting team as we expand on our ‘data supremacy’ initiative in 2022.”

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust that is RETHINKING RETAIL through the acquisition and development of properties net leased to industry-leading, omni-channel retail tenants. As of September 30, 2021, the Company owned and operated a portfolio of 1,338 properties, located in 47 states and containing approximately 27.7 million square feet of gross leasable area. The Company’s common stock is listed on the New York Stock Exchange under the symbol “ADC”. For additional information on the Company and RETHINKING RETAIL, please visit www.agreerealty.com.

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Contact:

Joey Agree

Chief Executive Officer

Agree Realty Corporation

(248) 737-4190